EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-78139, 333-92997, 333-123366, and 333-133214 on Form S-8; and Registration Statements Nos. 333-158267, 333-136848, 333-93857, 333-179100, and 333-179303 on Form S-3, of our reports dated February 29, 2012, relating to the consolidated financial statements of Prosperity Bancshares, Inc. and subsidiaries, and the effectiveness of Prosperity Bancshares, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Prosperity Bancshares, Inc. and subsidiaries for the year ended December 31, 2011.

/s/ Deloitte and Touche LLP

Houston, Texas

February 29, 2012